Exhibit 19

Legal	Policy Number:	Legal 001
	Sponsor:	J. Knudsen
	Revision Number:	6
	Effective Date:	March 19, 2015
	Revision Date:	May 1, 2025

Legal 001 Insider Trading and Disclosure Policy Revision: # 6 Effective Date: March 19, 2015 Revision Date: May 1, 2025

PURPOSE
This Insider Trading and Disclosure Policy (this “Policy”) sets forth our policy regarding trading in the stock and other securities of The J. M. Smucker Company, its subsidiaries and affiliates (collectively, the “Company”), the disclosure of such transactions, and trading in the stock or other securities of customers, vendors, suppliers, other business partners, or competitors of the Company.
SCOPE
This Policy applies to the Company and to all: (i) employees of the Company; (ii) members of the Company’s Board of Directors (“Directors”); (iii) consultants, advisors, and contractors to the Company who receive or have access to material nonpublic information regarding the Company; (iv) members of the immediate families of these persons; and (v) family trusts (or similar entities) controlled by or benefiting individuals subject to this Policy (collectively, “Covered Persons”).
This Policy applies to all trading or other transactions in the Company’s securities, including common stock, options, and any other securities that the Company may issue, such as preferred stock, notes, bonds, and convertible securities, as well as to derivative securities related to any of the Company’s securities, whether or not issued by the Company (collectively, “Company Securities”).
POLICY STATEMENT
One of the principal purposes of the federal securities laws is to prohibit “insider trading.” Simply stated, insider trading occurs when a person uses material nonpublic information obtained through involvement with the Company to make decisions to buy, sell, gift, or otherwise trade Company Securities. Insider trading may also occur when a person provides such material nonpublic information to others. The prohibitions apply to trades, tips and other recommendations if the information involved is “material” and “nonpublic.”
Please see the definition section for key defined terms to help you better understand this Policy. It is very important that you understand and follow the rules set forth in this Policy. If you violate them, you may be subject to disciplinary action by the Company. You could also be in violation of applicable securities laws and subject to civil and criminal penalties, including fines and imprisonment. Please note that it is your individual responsibility to comply with the laws against insider trading. This Policy is intended to assist you in complying with these laws, but you must always exercise appropriate judgment in connection with any trade in Company Securities.

Insider Trading Compliance Officer
The Company has designated the Company’s Chief Legal Officer as its current Insider Trading Compliance Officer. Please direct your questions as to any of the matters discussed in this Policy to the Chief Legal Officer.
General Policy: No Trading While in Possession of Material Nonpublic Information
The following are the general rules of this Policy that apply to Covered Persons who receive or have access to material nonpublic information regarding the Company.
1.    Do not trade while in possession of material nonpublic information. From time to time, you may come into possession of material nonpublic information as a result of your relationship with the Company. You may not buy, sell, or trade in Company Securities at any time while you possess material nonpublic

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information concerning the Company (whether during a trading window, if applicable, or at any other time). You must wait to trade at least one full trading day following public announcement of the material nonpublic information. A trading day is a day on which national stock exchanges are open for trading.

2.    Do not trade during a special trading ban. The Company may from time to time designate certain periods of time as special trading bans (for example, if there is some development with the Company’s business that merits a suspension of trading). If a special trading ban is in effect and applicable to you, a written notice will be sent to your Company email address. You may not buy, sell, or trade in Company Securities at any time while a special trading ban is in effect for you. If you are informed that the Company has implemented a special trading ban, you may not disclose that fact to anyone, including other Company employees (who may themselves not be subject to the special trading ban), members of your family (other than members of your immediate family subject to this Policy who would be prohibited from trading because you are), friends, or brokers. You should treat the imposition of a special trading ban as material nonpublic information.

3.    The best time to trade Company Securities is during an open trading window. The Company typically opens the trading window commencing at the start of business on the second trading day following the date of public disclosure of the Company’s financial results for a particular fiscal quarter or year and closes the trading window at the close of market on the last trading day of the second month of the following fiscal quarter. A notice will be posted on the Company’s intranet notifying you of when the Company’s quarterly trading window opens and closes. The best time to trade in Company Securities is during the open trading window. However, you are able to trade outside the trading window unless (i) you are a Designated Covered Person, or (ii) you have material nonpublic information.

4.    Pre-clear trades involving Company Securities. If you are unsure about whether information you possess would qualify as material nonpublic information and whether you therefore should refrain from trading in Company Securities, you should pre-clear any transactions with the Chief Legal Officer.

5.    Do not give nonpublic information to others. Do not give nonpublic information concerning the Company (commonly referred to as “tipping”) to any other person, including members of your immediate family, and do not make recommendations or express opinions about trading in Company Securities under any circumstances. Also, do not discuss the Company or its business on social media or any other online forum, as discussed further in the Company’s Code of Conduct.

6.    Do not discuss Company information with the press, analysts, or other persons outside of the Company. Announcements of Company information are regulated by the Company’s Regulation FD Corporate Communications Policy and Code of Conduct and may only be made by persons specifically authorized by the Company to make such announcements. Laws and regulations govern the nature and timing of such announcements to outsiders or the public and unauthorized disclosure could result in substantial liability for you, the Company, and its management.

7.    Do not use nonpublic information to trade in other companies’ securities. Do not trade in the securities of the Company’s customers, vendors, suppliers, other business partners, or competitors or any other company economically linked to the Company when you have nonpublic information concerning the Company or these entities that you obtained in the course of your relationship with the Company and that would give you an advantage in trading. All prohibitions relating to trading of Company Securities have equal applicability to trading in securities of the Company’s business partners and companies that they may be dealing with, including the Company’s competitors.

8.    Make sure members of your immediate family and persons controlling family trusts (and similar entities) do not violate this Policy. For purposes of this Policy, any transactions involving Company Securities in which members of your immediate family engage, or by family trusts, partnerships, foundations, and similar entities over which you or members of your immediate family have control, or

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whose assets are held for the benefit of you or your immediate family, are the same as transactions by you. You are responsible for making sure that such persons and entities do not engage in any transaction that would violate this Policy if you engaged in the transaction directly.

Notwithstanding the foregoing, this Policy will not be deemed to apply to any transfer of Company Securities without consideration to a Covered Person that is required to be made under the terms of a grantor retained annuity or similar trust established by or for the benefit of such Covered Person; provided that an (i) irrevocable election to transfer such shares on a specific date is made during an open trading window occurring at least six months in advance of the date of the proposed transfer, and (ii) such irrevocable election receives pre-clearance in accordance with the provisions of this Policy.
Certain family trusts and other entities of this type having an independent, professional trustee who makes investment decisions on behalf of the entity, and with whom you do not share Company information, may be eligible for an exemption from this rule. Please contact the Chief Legal Officer if you have questions regarding this exception. You should assume that this exception is not available unless you have first obtained the approval of the Chief Legal Officer.
9.    Gifts of Company Securities may, in some instances, be subject to this Policy. If you are aware of material nonpublic information at the time of the proposed gift, or if you are subject to the trading restrictions as a Designated Covered Person, then this Policy applies to your proposed gift as well.

10.    Do not engage in speculative transactions involving Company Securities. Do not engage in any hedging or monetization transactions that suggest you are speculating in the Company’s stock (that is, that you are trying to profit in short-term movements, either increases or decreases, in the stock price). These transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars, and exchange funds. Such hedging transactions may permit you to continue to own Company Securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, you may no longer have the same objectives as the Company’s other shareholders. Therefore, you are prohibited from engaging in any such transactions.

You also may not engage in any short sale, “sale against the box,” or any equivalent transaction involving Company Securities. A short sale involves selling shares that you do not own at a specified price with the expectation that the price will go down so you can buy the shares at a lower price before you have to deliver them. A sale against the box is a hedging device in which the seller owns the shares in question but can cover his or her sale with other shares bought during the price decline while holding shares already owned "in the box" for long-term gain. Either of these transactions puts you in a position of conflict against your interests and the Company’s interests.

Note that many hedging transactions, such as “cashless” collars, forward sales, equity swaps, and other similar or related arrangements may indirectly involve a short sale. Therefore, you are prohibited from engaging in such transactions. In addition, you are prohibited from purchasing Company stock “on margin” (that is, borrowing funds to purchase stock, including in connection with exercising any Company stock options).

11.    Do not pledge Company Securities as collateral for a margin loan or otherwise. Company Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material nonpublic information, or otherwise is not

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permitted to trade in Company Securities, you are prohibited from holding Company Securities in a margin account or pledging Company Securities as collateral for a loan.

Exceptions to the General Policies

The following exceptions to the general rules of this Policy apply:

1.    Exceptions for Purchases Under Employee Stock Option and Stock Purchase Plans

The exercise (without a sale) of stock options under the Company’s stock option plans and the purchase of shares under the Company’s employee stock purchase plan are exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan. However, any subsequent sale of shares acquired under a Company stock plan is subject to this Policy.

2.    Exceptions for Pre-Arranged Trading Programs (Rule 10b5-1 Plans)

Rule 10b5-1(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides an affirmative defense against insider trading liability under federal securities laws for a transaction done pursuant to a written plan, or a binding contract or instruction, entered into in good faith at a time when the insider was not aware of material nonpublic information, even though the transaction in question may occur at a time when the person is aware of material nonpublic information or outside of a trading window. The trading prohibitions described in this Policy will not apply to transactions in Company Securities made by a Covered Person under an arrangement or plan to trade securities under Rule 10b5-1 of the Exchange Act. However, any 10b5-1 trading plan entered into by a Covered Person must comply with the following guidelines:

(i)    the plan must be established through the Company’s preferred investment broker (currently Fidelity Brokerage Services) or another investment broker approved by the Chief Legal Officer, and the Covered Person must agree to such investment broker’s form of 10b5-1 Trading Plan;
(ii)    a copy of the plan must be submitted to, and acknowledged by, the Chief Legal Officer prior to establishing such plan with the Company’s approved investment broker;
(iii)    the Covered Person must act in good faith with respect to the plan;
(iv)    the plan may only be established or modified during an open trading window, when the Covered Person is not in possession of any material nonpublic information;
(v)    for Covered Persons, other than Directors and Officers who are reporting persons under Section 16 of the Exchange Act (together, “Section 16 Reporting Persons”), the time period between the establishment or modification of the plan and the date the initial trade is made is not less than 30 days;
(vi)    for Section 16 Reporting Persons, the time period between the establishment or modification of the plan and the date the initial trade is made is not less than the later of (i) 90 days after the adoption or modification of the plan or (ii) two business days following the filing of the Company’s Form 10-Q or Form 10-K for the fiscal quarter in which the plan was adopted or modified, but in no event will such period be required to exceed 120 days following adoption or modification of the plan;
(vii)    Section 16 Reporting Persons are required to include in the plan written representations certifying that such Section 16 Reporting Person (i) is not aware of any material nonpublic information about

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the Company or Company Securities and (ii) is adopting or modifying the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Exchange Act Rule 10b-5;
(viii)    the minimum term of the plan is not less than 6 months and the maximum term of the plan is not more than 1 year;
(ix)    the plan may not be modified, terminated, or suspended other than during an open trading window;
(x)    the Covered Person may not enter into multiple overlapping plans;
(xi)    the Covered Person is limited to one “single-trade plan” during any 12-month period, which is a plan designed to affect the open market purchase or sale of the total amount of Company Securities subject to the plan as a single transaction;
(xii)    the Company may distribute a press release when a plan is entered into by the Chief Executive Officer or a Director; and
(xiii)    the Company will be required to provide quarterly disclosure on Form 10-Q and Form 10-K of (i) whether any Section 16 Reporting Person has adopted, modified, or terminated a plan and (ii) a description of the material terms of each plan, including the name and title of the Section 16 Reporting Person; the date the plan was adopted, modified, or terminated; the plan’s duration; and the total amount of Company Securities to be purchased or sold under the plan.

3.    Exceptions for Dividend Reinvestment Plan

This Policy does not apply to purchases of Company stock under the Company’s dividend reinvestment plan resulting from your reinvestment of dividends paid on Company stock. This Policy does apply, however, to voluntary purchases of Company stock resulting from additional contributions you choose to make to the dividend reinvestment plan, and to your election to participate, or increase your level of participation, in the plan. This Policy also applies to your sale of any Company stock purchased pursuant to the dividend reinvestment plan.

Application of Policy After Employment Terminates

If your employment terminates at a time when you have or think you may have material nonpublic information about the Company or its business partners or competitors, the prohibition on trading on such information continues until such information is absorbed by the market following public announcement of such information by the Company or another authorized party, or until such time as the information is no longer material.

Liability for Violations of Insider Trading Laws: Potential Criminal and Civil Liability and/or Disciplinary Action

Legal Penalties: The penalties for “insider trading” include civil fines of up to three times the profit gained or loss avoided, and criminal fines of up to $1,000,000 and up to ten years in jail for each violation. You can also be liable for improper transactions by any person to whom you have disclosed nonpublic information (whether intentionally or inadvertently) or made recommendations on the basis of such information as to trading in the Company’s securities. The Securities and Exchange Commission (the “SEC”) has imposed large penalties even when the disclosing person did not profit from the trading. The SEC, the stock exchanges, and the Financial Industry Regulatory Authority use sophisticated electronic surveillance techniques to uncover insider trading.

Legal 001 Insider Trading and Disclosure Policy Revision: # 6 Effective Date: March 19, 2015 Revision Date: May 1, 2025

Company-Imposed Penalties: Employees of the Company who violate this Policy will also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment. Directors who violate this Policy will be subject to disciplinary action by the Company, which may include being removed as a Director.

Definitions Used in this Policy

Code of Conduct: The Company’s Commitment to Integrity: Our Code.

Company: The J. M. Smucker Company and its subsidiaries and affiliates.

Company Securities: The Company’s common stock, options, and any other securities that the Company may issue, such as preferred stock, notes, bonds, convertible securities, and derivative securities related to any of the Company’s securities, whether or not issued by the Company.

Covered Persons: (i) Employees of the Company; (ii) members of the Company’s Board of Directors; (iii) consultants, advisors, and contractors to the Company who receive or have access to material nonpublic information regarding the Company; (iv) members of the immediate families of these persons; and (v) family trusts (or similar entities) controlled by or benefiting individuals subject to this Policy.

Designated Covered Persons: (i) Officers; (ii) Directors; (iii) employees who participate in the Company’s long-term incentive program; and (iv) certain employees notified by the Chief Legal Officer’s office due to their involvement with a special project or their position with the Company that results in knowledge of material nonpublic information.

Directors: Members of the Company’s Board of Directors.

Economically Linked: A company is “economically linked” to the Company when material nonpublic information about the Company could influence the market price of shares of that other company.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Immediate Family: (i) Your spouse; (ii) your minor children; and (iii) any other person living in your household, whether or not they are related to you.

Material Information: It is not possible to define all categories of “material” information, but information should be regarded as material if it is likely that it would be considered important to an investor in making an investment decision to purchase, hold, or sell Company Securities. While it may be difficult to determine whether particular information is material or not, there are some categories of information that are particularly sensitive and that should almost always be considered material.

Examples include: sales figures, financial results and projections (especially to the extent the Company’s own expectations regarding its future financial results differ from analysts’ expectations), news of a merger or acquisition, gain or loss of a major customer or supplier, major product announcements, changes in senior management, changes in dividend policies, a change in the Company’s accountants or accounting policies, a significant cybersecurity incident, or any major problems or successes of the business. Either positive or negative information may be material.

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Nonpublic Information: Information about the Company is considered to be “nonpublic” if it is known within the Company but not yet disclosed to the general public. The Company generally discloses information to the public either via press release or in current reports on Form 8-K or regular quarterly and annual reports that the Company is required to file with the SEC. Information is considered “public” only after it has been publicly available, through press release or otherwise, for at least twenty-four hours. If you have any questions regarding whether any information you possess is nonpublic or has been publicly disclosed, you should contact the Chief Legal Officer.
Officers: The officers of the Company, whether or not elected by the Company’s Board of Directors.
Policy: This Insider Trading and Disclosure Policy.
SEC: The Securities and Exchange Commission.
Section 16 Reporting Persons: Directors and Officers who are reporting persons under Section 16 of the Exchange Act.
Questions
Please direct questions you have regarding this Policy and any transactions in Company Securities to the Chief Legal Officer.
Summary Chart

Type of Permitted Transaction	Covered Persons	Designated Covered Persons	Pre-Clearance Required Covered Persons	Pre-Clearance Required Designated Covered Persons
None, at any time	o You have material nonpublic information o Trading ban is in place o Pledging o Hedging o Short sales	o You have material nonpublic information o Trading ban is in place o Pledging o Hedging o Short sales o Short-term trading (a purchase and sale within a six-month period)	Not applicable	Not applicable
During a closed window, when no trading ban is in place for you
o    Buy, sell, or trade Company Securities
o    Gifts
o    401(k) investment election changes involving Company Securities
o    ESPP investment election changes involving Company Securities
o    Options exercise
o    Dividend reinvestment plan changes
		o None	No, unless you have questions as to whether you are in possession of material nonpublic information	Not applicable

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During an open window, when no trading ban is in place for you
o    Buy, sell, or trade Company Securities
o    Gifts
o    401(k) investment election changes involving Company Securities
o    ESPP investment election changes
o    Adopting or terminating a 10b5-1 plan
o    Dividend reinvestment plan changes

o    Buy, sale, or trade Company securities
o    Gifts
o    401(k) investment election changes involving Company Securities
o    ESPP investment election changes
o    Adopting or terminating a 10b5-1 plan
o    Dividend reinvestment plan changes
	No, unless you have questions as to whether you are in possession of material nonpublic information	Yes 2 days advance notice is required for review and preparation of SEC filings
Exemptions
o    Options exercise (without a subsequent sale)
o    Dividend reinvestments that have already been established (with no additional contributions, changes to election, or changes to level of participation)
o    Execution of 10b5-1 transactions
o    Irrevocable election under grantor retained annuity or similar trust

o    Options exercise (without a subsequent sale)
o    Dividend reinvestments that have already been established (with no additional contributions, changes to election, or changes to level of participation)
o    Execution of 10b5-1 transactions
o    Irrevocable election under grantor retained annuity or similar trust
	No	Yes, for Section 16 Reporting Persons (SEC filing may be required)
Additional Policies for Designated Covered Persons
The following additional policies and restrictions (these “Additional Policies”) apply to Officers, Directors, employees who participate in the Company’s long-term incentive program, and certain employees notified by the Chief Legal Officer’s office due to their involvement with a special project or their position with the Company that results in knowledge of material nonpublic information (collectively, the “Designated Covered Persons”). Persons subject to these Additional Policies are also subject to the general policies described in the preceding section (with the more restrictive policy applying in any case where there is a conflict). Defined terms have the same meaning as defined above.
1.    You may only trade during an open trading window. The Company prohibits all Designated Covered Persons from trading outside of an open “trading window.”

In addition to the foregoing, the Directors and the Officers of the Company who have been notified by the Chief Legal Officer that they are subject to the provisions of Section 16 of the Exchange Act, and members of their immediate family (collectively, the “SEC Covered Persons”), must comply with Sections 2 and 3 below.
2.    You must pre-clear all trades involving Company Securities. All SEC Covered Persons must refrain from trading in Company Securities, even during an open trading window, unless they first comply with the Company’s pre-clearance procedures. However, trades initiated pursuant to a pre-cleared trading plan that complies with Rule 10b5-1 of the Exchange Act will not require further pre-clearance at the time of the trade. To pre-clear a transaction, you must get the approval of the Chief Legal Officer before you enter into the transaction. You should contact the Chief Legal Officer at least 2 days before you intend to engage in any transaction to allow enough time for pre-clearance procedures to be completed, including coordination with the Company’s preferred investment broker (currently Fidelity Brokerage Services).

In pre-clearing a trade, and in addition to reviewing the substance of the proposed trade, the Chief Legal Officer may consider whether it will be possible for both the individual and the Company to comply with any applicable public reporting requirements. Federal securities laws require that SEC Covered Persons publicly

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report transactions in Company Securities (on Forms 3, 4, and 5 under Section 16 of the Exchange Act, Form 144 with respect to restricted and control securities, and, in certain cases, Schedules 13D and 13G). In addition, SEC Covered Persons who cease to hold their positions must still report transactions in Company Securities for up to 6 months after leaving their positions. The Company takes these reporting requirements very seriously and requires that all SEC Covered Persons adhere to the rules applicable to these forms and pre-clear any trades involving Company Securities as set forth above.
3.    You must observe the Section 16 liability rules applicable to SEC Covered Persons. All SEC Covered Persons must also conduct their transactions in Company Securities in a manner designed to comply with the “short-swing” trading rules of Section 16(b) of the Exchange Act. The practical effect of these provisions is that SEC Covered Persons who purchase and sell, or sell and purchase, Company Securities within a six-month period must disgorge all profits to the Company whether or not they had any nonpublic information at the time of the transactions.

Application of Policy After Employment Terminates
If you are a Designated Covered Person or otherwise subject to the trading windows imposed by this Policy and your employment or directorship terminates outside of an open trading window (or if you otherwise leave while in possession of material nonpublic information), you will continue to be subject to this Policy, and specifically to the ongoing prohibition against trading, until the next trading window opens (or, if you are in possession of material nonpublic information, until the close of the first full trading day following public announcement of the material nonpublic information). If you are an SEC Covered Person, you may also be subject to reporting under Section 16 of the Exchange Act during the six months following termination of your employment or directorship. If you have any questions concerning your reporting obligations in this regard, you should direct such questions to the Chief Legal Officer.